                                                                    EXHIBIT 99.1

                               SLMSoft.com, Inc.
                       (Formerly Bankline Holding, Inc.)

                   (a Kansas corporation and a subsidiary of
                  SLMSoft.com, Inc., an Ontario corporation)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To SLMSoft.com, Inc.:

We have audited the accompanying balance sheets of SLMSOFT.COM, INC. (a Kansas Corporation and a subsidiary of SLMSoft.com, Inc., an Ontario corporation) as of December 31, 1999 and 2000 and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from January 1, 1998 to October 31, 1998, the period from November 1, 1998 to December 31, 1998, and the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLMSoft.com, Inc. as of December 31, 1999 and 2000 and the results of its operations and its cash flows for the period from January 1, 1998 to October 31, 1998, the period from November 1, 1998 to December 31, 1998, and the years ended December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States.


/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
March 20, 2001

                               SLMSOFT.COM, INC.
                             (A KANSAS CORPORATION)

          (A SUBSIDIARY OF SLMSOFT.COM, INC., AN ONTARIO CORPORATION)

                       (Formerly Bankline Holding, Inc.)

                                 (in thousands)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                             December 31,
                                                                                                       1999               2000
                                                                                                    -----------         ---------
CURRENT ASSETS:
 Cash                                                                                                 $      0           $     89
 Accounts receivable, net of allowance for doubtful accounts of $613 and $989 in 1999 and
  2000, respectively                                                                                     4,858              3,194
 Prepaid and other current assets                                                                          553                937
 Deferred tax asset                                                                                          0              5,340
                                                                                                      --------           --------
      Total current assets                                                                               5,411              9,560

DUE FROM PARENT - SOFTWARE                                                                               5,260              8,888

PROPERTY AND EQUIPMENT, net                                                                              7,663              5,547

INTANGIBLE  ASSETS, net of accumulated amortization of $1,927 and $4,554 in 1999 and 2000,
 respectively                                                                                            4,905              2,379

OTHER NONCURRENT ASSETS                                                                                    135                178
                                                                                                      --------           --------
      Total assets                                                                                    $ 23,374           $ 26,552
                                                                                                      ========           ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Current maturities of long-term debt                                                                 $  1,001           $  2,961
 Current portion of capital lease obligations                                                            1,422                259
 Line of credit                                                                                          4,333                  0
 Due to parent                                                                                           1,669             25,225
 Accounts payable and accrued expenses                                                                   8,604              8,263
 Deferred revenues                                                                                       1,567              1,490
                                                                                                       -------           --------
      Total current liabilities                                                                         18,596             38,198
                                                                                                       -------           --------
LONG-TERM DEBT, NET OF CURRENT MATURITIES                                                                4,330                  0
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                                                        2,730                125
                                                                                                       -------           --------
      Total liabilities                                                                                 25,656             38,323
                                                                                                       -------           --------
SHAREHOLDERS' EQUITY (DEFICIT):
 Cumulative convertible preferred stock; par value $.01; authorized 1,750,000 shares, issued               750                750
  and outstanding 750,000 shares
 Common stock, $.01 par value; authorized 2,000,000 shares; issued                                          13                 13
           and outstanding 1,290,306 in 1999 and 2000
 Treasury Stock                                                                                           (391)              (391)
 Additional paid-in capital                                                                             10,697             10,780
 Accumulated deficit                                                                                   (13,351)           (22,923)
                                                                                                      --------           --------
      Total shareholders' equity (deficit)                                                              (2,282)           (11,771)
                                                                                                      --------           --------
                                                                                                      $ 23,374           $ 26,552
                                                                                                      ========           ========

      The accompanying notes are an integral part of these balance sheets.


The purchase method of accounting was used to record assets acquired and liabilities assumed by SLMSoft.com, Inc. Such accounting generally results in increased depreciation and amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and SLMSoft.com, Inc. are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

                               SLMSOFT.COM, INC.
                             (A KANSAS CORPORATION)
          (A SUBSIDIARY OF SLMSOFT.COM, INC., AN ONTARIO CORPORATION)

                       (Formerly Bankline Holding, Inc.)
                                (in thousands)

                                                STATEMENTS OF OPERATIONS

                                                            Predecessor
                                                            -----------
                                                              For the              For the
                                                            Period From          Period From
                                                         January 1, 1998 to   November 1, 1998 to
                                                          October 31, 1998     December 31, 1998         1999        2000
                                                         ------------------   -------------------     ---------    ---------
REVENUES:
 Service fee income                                       $11,768                $4,297              $ 28,898    $ 30,676
 Equipment, product, and other income                       4,771                 1,208                 3,526       2,311
                                                          -------                ------              --------    --------
       Total revenues                                      16,539                 5,505                32,424      32,987
                                                          -------                ------              --------    --------
COSTS AND EXPENSES:
 Cost of installation, maintenance, and usage              13,594                 4,356                23,558      22,931
 Net royalties to related party                                 0                   275                 4,646       4,646
 Selling, general and administrative expenses               2,865                   645                14,282      15,190
 Depreciation and amortization                                718                   163                 3,718       5,202
                                                          -------                ------              --------    --------
       Total costs and expenses                            17,177                 5,439                46,204      47,969
                                                          -------                ------              --------    --------

OPERATING (LOSS) INCOME                                      (638)                   66               (13,780)    (14,982)
INTEREST EXPENSE                                             (248)                  (31)                 (490)       (704)
INTEREST INCOME-RELATED PARTY                                   0                    97                   774         774
                                                          -------                ------              --------    --------

(LOSS) EARNINGS BEFORE INCOME TAXES                          (886)                  132               (13,496)    (14,912)
(BENEFIT) FOR INCOME TAXES                                      0                     0                     0      (5,340)
MINORITY INTEREST                                               0                   (52)                   65           0
                                                          -------                ------              --------    --------
NET (LOSS) INCOME                                         $  (886)               $   80              $(13,431)   $ (9,572)
                                                          =======                ======              ========    ========



        The accompanying notes are an integral part of these statements.


The purchase method of accounting was used to record assets acquired and liabilities assumed by SLMSoft.com, Inc. Such accounting generally results in increased depreciation and amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and SLMSoft.com, Inc. are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

                              SLMSOFT.COM, INC.
                             (A KANSAS CORPORATION)
          (A SUBSIDIARY OF SLMSOFT.COM, INC., AN ONTARIO CORPORATION)

                       (Formerly Bankline Holding, Inc.)

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                         (in thousands, except shares)

                                                                      Preferred Stock            Common Stock
                                                                   ----------------------      ----------------     Treasury
                                                                    Shares         Amount      Shares    Amount       Stock
                                                                   ---------       ------      ------    ------     ---------
PREDECESSOR:
 Balance, December 31, 1997                                                  0          $  0  1,290,306     $13        $ (51)
   Sale of 750,000 shares of cumulative convertible preferred
    stock                                                              750,000           750          0       0            0
   Purchase of 100,995 shares of common stock for the treasury               0             0          0       0         (340)
   Dividends on cumulative convertible preferred stock                       0            23          0       0            0
   Net loss                                                                  0             0          0       0            0
                                                                       -------          ----  ---------     ---        -----
 Balance, October 31, 1998                                             750,000          $773  1,290,306     $13        $(391)
                                                                       =======          ====  =========     ===        =====

SLMSOFT.COM, INC. (A SUBSIDIARY OF SLMSOFT.COM, INC.):
 Initial parent investment, November 13, 1998                          750,000          $750    743,297     $ 7        $(391)
   Net loss                                                                  0             0          0       0            0
                                                                       -------          ----  ---------     ---        -----
 Balance, December 31, 1998                                            750,000           750    743,297       7         (391)
   Additional parent investment, March 31, 1999                              0             0    547,009       6            0
   Amortization of deferred stock compensation                               0             0          0       0            0
   Net loss                                                                  0             0          0       0            0
                                                                       -------          ----  ---------     ---        -----
 Balance, December 31, 1999                                            750,000           750  1,290,306      13         (391)
   Amortization of deferred stock compensation                               0             0          0       0            0
   Net loss                                                                  0             0          0       0            0
                                                                       -------          ----  ---------     ---        -----
 Balance, December 31, 2000                                            750,000          $750  1,290,306     $13        $(391)
                                                                       =======          ====  =========     ===        =====

                                                                                                           Total
                                                                                                        Shareholders'
                                                                                       Accumulated         Equity
                                                                      APIC               Deficit         (Deficit)
                                                                    --------           -----------      ------------
PREDECESSOR:
 Balance, December 31, 1997                                          $ 1,955              $  (815)       $  1,102
   Sale of 750,000 shares of cumulative convertible preferred
    stock                                                                  0                    0             750
   Purchase of 100,995 shares of common stock for the treasury             0                    0            (340)
   Dividends on cumulative convertible preferred stock                     0                  (23)              0
   Net loss                                                                0                 (886)           (886)
                                                                     -------             --------        --------
 Balance, October 31, 1998                                           $ 1,955             $ (1,724)       $    626
                                                                     =======             ========        ========

SLMSOFT.COM, INC. (A SUBSIDIARY OF SLMSOFT.COM, INC.):
 Initial parent investment, November 13, 1998                        $ 3,716             $      0        $  4,082
   Net loss                                                                0                   80              80
                                                                     -------             --------        --------
 Balance, December 31, 1998                                            3,716                   80           4,162
   Additional parent investment, March 31, 1999                        6,885                    0           6,891
   Amortization of deferred stock compensation                            96                    0              96
   Net loss                                                                0              (13,431)        (13,431)
                                                                     -------             --------        --------
 Balance, December 31, 1999                                           10,697              (13,351)         (2,282)
   Amortization of deferred stock compensation                            83                    0              83
   Net loss                                                                0               (9,572)         (9,572)
                                                                     -------             --------        --------
 Balance, December 31, 2000                                          $10,781             $(22,923)       $(11,771)
                                                                     =======             ========        ========

        The accompanying notes are an integral part of these statements.

The purchase method of accounting was used to record assets acquired and liabilities assumed by SLMSoft.com, Inc. Such accounting generally results in increased depreciation and amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and SLMSoft.com, Inc. are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

  SLMSOFT.COM, INC. (A KANSAS CORPORATION) (A SUBSIDIARY OF SLMSOFT.COM, INC.)

                       (Formerly Bankline Holding, Inc.)

                                (in thousands)
                           STATEMENTS OF CASH FLOWS



                                                                      Predecessor
                                                                  -------------------
                                                                        For the              For the
                                                                      Period From          Period From
                                                                  January 1, 1998 to   November 1, 1998 to
                                                                   October 31, 1998     December 31, 1998        1999        2000
                                                                  ------------------   -------------------     -------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income                                                     $  (886)              $    80            $(13,431)  $(9,572)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
    Depreciation and amortization                                          718                   163               3,718     5,202
    Amortization of deferred compensation                                    0                     0                  96        83
    Deferred tax benefit                                                     0                     0                   0    (5,340)
    Non cash royalty expense                                                 0                   275               4,646     4,646
    Non cash interest income                                                 0                   (97)               (774)     (774)
    Changes in assets and liabilities:
      Accounts receivable                                               (1,918)                 (943)               (721)    1,664
      Accounts payable and accrued expenses                                270                 1,686               5,405      (342)
      Prepaid expenses                                                    (396)                 (110)                751      (425)
      Deferred revenues                                                    268                   212                 101       (77)
      Other assets                                                          53                     0                   0         0
      Minority interest                                                      0                    52                 (65)        0
                                                                       -------                ------               -----    ------
        Net cash (used in) provided by operating activities             (1,891)                1,318                (274)   (4,935)
                                                                       -------                ------               -----    ------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cash paid /received in acquisitions                                 1,419                     0                (320)     (101)
 Capitalized software development                                          (57)                    0                   0         0
     Due from Parent                                                         0                (4,770)             (1,670)    7,747
 Purchase of property and equipment                                       (507)                 (508)               (956)     (358)
                                                                       -------                ------               -----    ------
      Net cash (used in) provided by investing activities                  855                (5,278)             (2,946)    7,288
                                                                       -------                ------               -----    ------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long term debt                                              805                 5,673               4,407         9
 Payments on long term debt                                             (1,137)               (1,475)               (419)   (1,765)
 Payments on capital lease obligations                                    (374)                 (156)               (940)     (508)
 Purchase of treasury stock                                               (340)                    0                   0         0
 Payment of preferred dividends                                              0                   (23)                  0         0
 Sale of preferred stock                                                   750                     0                   0         0
 Collection of stock subscription                                          750                     0                   0         0
                                                                       -------                ------               -----    ------
      Net cash provided by (used in) financing activities                  454                 4,019               3,048    (2,264)
                                                                       -------                ------               -----    ------
NET (DECREASE) INCREASE IN CASH                                           (582)                   59                (172)       89

CASH, beginning of period                                                  695                   113                 172         0
                                                                       -------                ------               -----    ------
CASH, end of period                                                    $   113               $   172                   0   $    89
                                                                       =======               =======               =====   =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                              $   259               $    73                 457   $   723
                                                                       =======               =======               =====   =======


        The accompanying notes are an integral part of these statements.


The purchase method of accounting was used to record assets acquired and liabilities assumed by SLMSoft.com, Inc. Such accounting generally results in increased depreciation and amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and SLMSoft.com, Inc. are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

  SLMSOFT.COM, INC. (A KANSAS CORPORATION) (A SUBSIDIARY OF SLMSOFT.COM, INC.)

                       (formerly Bankline Holding, Inc.)


                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1999, AND 2000


1. ORGANIZATION AND NATURE OF BUSINESS

   Bankline Holding, Inc. ("Predecessor" or "Bankline"), a Kansas corporation, provided data processing services, computer hardware, and internally developed software and maintenance to financial institutions located throughout the United States through its data centers. On November 13, 1998, Bankline's stockholders entered into an agreement with SLMSoft.com, Inc., an Ontario corporation (formerly SLM Software, Inc.) ("SLM Parent") whereby all of the outstanding convertible preferred stock and a portion of the common stock of Bankline was acquired by SLM Parent for 938,467 shares of SLM Parent common stock valued at approximately $3.3 million and cash of $750,000. The purchase price was determined by reference to the fair market value of the SLM Parent stock issued in the acquisition based on the trading value on the Toronto Stock Exchange of $3.55 per share on November 13, 1998. The acquisition of Bankline was accounted for as a purchase. The results of Bankline have been consolidated with SLM Parent's operations since October 31, 1998. Minority interest in income (loss) on the accompanying financial statements represents the minority shareholder's proportionate share of the equity and earnings of the Company for the period from acquisition to March 31, 1999, at which time the remaining common stock of Bankline was purchased by SLM Parent for cash of approximately $6.9 million. In 1999, Bankline's name was changed to SLMSoft.com, Inc., a Kansas corporation ("SLM") or ("the Company") and operated as a wholly owned subsidiary of SLM Parent.

   The excess of the purchase price over the net assets acquired was allocated to purchased software. The software was then immediately sold to SLM Parent on the acquisition date. The Company sold the software for approximately $9.7 million and recorded a receivable from SLM Parent in the same amount. The Company had a book value of the software in the amount of $1.2 million. As a result, the Company recorded a deferred gain in the amount of $8.5 million that will be amortized to net royalties related parties over the three year term of the software license agreement. The receivable, net of the deferred gain, is included in the accompanying balance sheet in Due from Parent-software. The receivable bears interest at 8%. Interest income on the receivable of $97,000, $774,000, and $774,000 was recorded for the two months ended December 31, 1998 and the years ended December 31, 1999 and 2000, respectively. Total amortization of the deferred gain for the years ended December 31, 1999 and 2000 was $354,000 and $2.9 million, respectively. SLM pays royalties to SLM Parent for the use of the software. Royalties totaled approximately $632,000, $7.5 million, and $7.5 million for the period from November 1, 1998 to December 31, 1998, and the years ended December 31, 1999 and 2000, respectively, and are included in net royalties related parties in the accompanying financial statements. The acquisition included contingently issuable shares of SLM Parent stock which were to be earned upon achievement of specified earnings goals in 1999 through 2001. As of December 31, 2000, none of the contingent shares had been earned or issued.

   History of Losses

   SLM has incurred substantial operating losses and negative cash flows from operations due to: a pricing structure of little or no up-front fees, increased sales staff, expansion of data center operations and increased staff required to support growth. The Company incurred net losses of approximately $886,000, $11.0 million and $12.5 million for the period from January 1, 1998 to October 31, 1998, and the years ended December 31, 1999 and 2000, respectively. The Company had net income of approximately $80,000 for the period from November 1, 1998 to December 31, 1998. The Company's operations used cash of approximately $1.9 million, $274,000 and $4.9 million for the period from January 1, 1998 to October 31, 1998 and the years ended December 31, 1999 and 2000, respectively. For the period November 1, 1998 to December 31, 1998 operations provided cash of approximately $1.3 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

   The financial statements of the Predecessor for the period from January 1, 1998 to October 31, 1998 include the accounts of Bankline and its wholly-owned subsidiaries, Interdyne Computer Concepts, Inc., Bankline, Inc., Bankline Texas, Inc., Bankline New England, Inc., Bankline Mid-America, Inc., and Questpoint, Inc. All significant intercompany accounts have been eliminated in consolidation. On the date of the acquisition by SLM Parent, these subsidiaries were merged into the Company.

   The financial statements of the Company for the period from November 1, 1998 to December 31, 2000 have been derived from the statements of SLM and have been prepared to present the financial position, results of operations, and cash flows on a stand-alone basis. A portion of the operating expenses in the accompanying financial statements have been allocated to SLM by SLM Parent. These costs have been specifically identified and represent administrative salaries of employees of SLM Parent devoting time to the Company. These allocations represent management's best estimate of what costs would have been had the Company been operated as a separate entity. SLM Parent has funded the operations of the Company since November 13, 1998. All funding has been included in the Due From/Due to Parent in the accompanying financial statements. As of December 31, 1999 and 2000, the Company had a receivable of $5,260,000 and $8,880,000, respectively, from its parent. This amount relates to the sale of software discussed in Note 1. At December 31, 1999 and 2000, the Company owed its parent $1,669,000 and $25,225,000, respectively, which relates primarily to the assumption of debt by its parent (Note 5) and accrual of royalties due on software as discussed in Note 1.

   Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents

   The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Deferred Revenue

   Deferred revenue represents accounts receivable and amounts collected prior to revenue recognition. The balance primarily consists of annual billings collected in advance and recognized ratably over the subsequent twelve months.

   Unbilled receivables

   Unbilled receivables represent revenues earned but not billed as of each period end and are included in accounts receivable in the accompanying financial statements. Unbilled receivables totaled $2,097,000 and $205,000 as of December 31, 1999 and 2000, respectively.

   Property and Equipment

   Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method over the useful life of the asset. Estimated useful lives for the Company's assets are as follows:

          Computer equipment        3 to 5 years
          Computer software         3 to 5 years
          Furniture and fixtures    5 to 7 years
          Leasehold improvements    shorter of life of the lease or life of the
                                    asset, generally 5 years

   Intangible Assets

   The Company's intangible assets include goodwill associated with certain acquisitions discussed in Note 3. Amortization expense for the period from January 1, 1998 to October 31, 1998, for the period from November 30, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 was $16,000, $0, $1,927,000 and $2,627,000, respectively. The carrying amount of the intangible assets are reviewed for impairment when events and circumstances indicate that their recorded costs may not be recoverable. If the review indicates that the undiscounted cash flows from operations of the related intangible assets over the remaining amortization period is expected to be less than the recorded amount of the intangible, the Company' s carrying value of the intangible asset will be reduced to its estimated fair value.

   Capitalized Software Development Costs

   Capitalized software development costs represents software acquired as well as capitalized software development costs for software to be sold. Computer software development costs are charged to research and development expense until technological feasibility of the software is established, after which remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software development costs begins as products are made available for sale or as the related product is put into use with annual amortization equal to the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for the product or the straight-line method over the remaining economic life of the product which is five to seven years. The Company capitalized $57,000 in 1998 and subsequent to the sale of the software to SLM Parent in 1998 (Note 1), the Company ceased capitalization as the primary focus of the development department was primarily repairs and maintenance related. Amortization expense recorded by the Predecessor for the period from January 1, 1998 to October 31, 1998 was approximately $176,000. The software products were sold to SLM Parent after acquisition of Bankline.
   See Note 1 to the financial statements.

   Segment Reporting

   The Company does not disclose segment information as it believes it has only one segment. The Company offers multiple products and services to the same customer base of financial institutions. Additionally, management reviews company performance on a consolidated level rather than on a product or service level.

   Revenue Recognition

   The Company's revenues include core and item processing fees, software license fees, software maintenance, and hardware sales, installation and maintenance. Core and item processing fee income is recognized as services are performed. Revenue from software license fees, hardware sales and installations is recognized upon installation of the product, and any related maintenance revenue is recognized ratably over the period during which the services are performed, typically 12 months. Revenue from software sales is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, "Software Revenue Recognition."

   Long-Lived Assets

   The Company periodically reviews the values assigned to long-lived assets to determine if any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

   Income Taxes

   The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

   Fair Value of Financial Instruments

   The fair value of financial instruments classified as current assets or liabilities, including cash, accounts receivable, and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of the line of credit approximates carrying value as the interest rates attached to this line of credit are based on current market rates.

   Advertising Costs

   The Company expenses all advertising costs as incurred.

   Comprehensive Income (Loss)

   Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in shareholders' equity (deficit). For the period from January 1, 1998 to October 31, 1998, the period from November 1, 1998 to December 31, 1998, and the years ended December 31, 1999 and 2000, comprehensive income (loss) is the same as the net loss as presented in the accompanying statements of operations.

   New Accounting Pronouncements

   In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted the new statement on January 1, 2001. The Statement did not have a significant impact on the Company's financial statements. During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), to establish guidelines for revenue recognition and enhance revenue recognition disclosure requirements. The Bulletin clarifies basic criteria for when revenues are taken into account for purposes of a company's financial statements. The Company adopted SAB 101 in all periods presented.

3. ACQUISITIONS

   In July 1998, Bankline purchased Blackstone Financial, a data processing company operating primarily in Massachusetts, for approximately $33,000. The acquisition was accounted for as a purchase. The consideration exchanged exceeded the fair value of the net assets received by approximately $47,000. The amount was allocated to goodwill and was being amortized over a period of 4 years. The results of operations of the acquired business have been included in Bankline's financial statements from the date of acquisition.
   The agreement also included contingent consideration equal to 40% of net profits of Blackstone Financial for the three months ended December 31, 1998 and 2% of the gross monthly revenues for the nine months ended September 30, 1999. The final amount of contingent consideration paid was immaterial to the results of operations of the Company. The fair value of the net assets was redetermined in the acquisition of Bankline by SLM in 1998.

   Effective October 1, 1998, Bankline purchased Questpoint Holdings, Inc. and Questpoint Check Services, E.P. ("Questpoint"), a data processing company operating six centers in New Jersey, for a cash payment of approximately $215,000. In consideration of assuming the assets and liabilities of Questpoint, the Company received $1,751,000 of cash from the seller in connection with the acquisition, resulting in net cash proceeds of approximately $1,536,000. The acquisition has been accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated among the assets and liabilities of the acquiree at their fair values as of the acquisition date. The excess of the fair value over the costs of net assets acquired represents negative goodwill. All long term assets were reduced to zero and negative goodwill of Questpoint as of the acquisition date was being accreted to earnings on a straight-line basis over a period of four years. The operations of the Company include the operations of the acquiree from the acquisition date. The fair value of the net assets associated with this acquisition was redetermined in the acquisition of Bankline by SLM in 1998.

   Effective January 4, 1999, the Company purchased the assets of Systems Analysis, Inc., ("SAI") a data processing company operating primarily in Washington, for approximately $320,000. The acquisition was accounted for as a purchase. The consideration exchanged exceeded the fair value of the assets received by approximately $194,000. The amount was allocated to goodwill and is being amortized over a period of 7 years. The results of operations of the acquired business have been included in the Company's consolidated financial statements from the date of acquisition. The agreement also included contingent consideration equal to 30% of net profits of SAI for the first 24 months following the acquisition, up to a maximum of $250,000. No additional contingent consideration has been paid.

   During 2000, the Company made a payment of approximately $101,000 which represented a contingent payment related to a 1996 acquisition completed by Bankline. Goodwill is being amortized over 4 years.

4. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1999 and 2000 consist of the following:

                                                                       1999              2000
                                                                  ------------       -----------
   Computer equipment                                              $ 5,470,000       $ 5,759,000
   Computer equipment under capital lease                            1,685,000         1,786,000
   Computer software                                                 1,192,000         1,201,000
   Furniture and fixtures                                              500,000           529,000
   Leasehold improvements                                              801,000           801,000
   Less accumulated depreciation                                    (1,985,000)       (4,529,000)
                                                                   -----------       -----------
   Property and equipment, net                                     $ 7,663,000       $ 5,547,000
                                                                   ===========       ===========

Depreciation expense for the period from January 1, 1998 to October 31, 1998, for the period from November 1, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 was approximately $702,000, $161,000, $1,791,000 and $2,575,000, respectively.

5. LONG-TERM DEBT

   Long-term debt at December 31, 1999 and 2000 consists of the following:


                                                                          1999                2000
                                                                       ----------          ----------
Term loan payable to bank, maturing November 2003, payable in 60 monthly installments of principal and interest of $77,000,
bearing interest at 8.5%; secured by all assets of the Company
and guaranteed by SLM Parent; repaid in 2000                           $3,444,000          $        0

Term loan payable to bank, maturing August 2004, payable in 60 monthly installments of principal and interest of $41,000,
bearing interest at 8.5%; secured by all assets of the Company
and guaranteed by SLM Parent; repaid in 2000                            1,887,000                   0

$5.5 million revolving line of credit payable to bank, as amended;
repaid in 2000                                                          4,333,000                   0

Term loan payable to bank, maturing September 2001, payable in 14 monthly installments of principal and interest of  $113,000, bearing interest at prime plus .5%; secured by certain assets of the Company; repaid in full in 2001
                                                                                0           2,961,000
                                                                       ----------          ----------
Total                                                                   9,664,000           2,961,000
Less current maturities                                                 5,334,000           2,961,000
                                                                       ----------          ----------
Long-term debt                                                         $4,330,000          $        0
                                                                       ==========          ==========

   In 2000, SLM Parent entered into a new financing arrangement with a bank. The remaining balance of the 1999 term loans outstanding as well as the revolving line of credit were paid off with this facility. The repayment has been reflected in the accompanying financial statements in the due to /from Parent. The Parent's new facility is secured by substantially all assets of SLM Parent as well as the Company. Also in 2000, the Company renegotiated certain of its capital lease obligations and converted them into the above term loan payable to bank.


6. INCOME TAXES

   The Company has incurred net operating losses ("NOL") since inception. As of December 31, 2000, the Company has NOL carryforwards of approximately $31.8 million available to offset its future income tax liability. The NOL carryforwards begin to expire in 2017. Due to the uncertainty of the realizability of the net operating losses, the Company has not reflected in the accompanying statements of operations an income tax benefit for the periods ending December 31, 1998 or 1999 and recorded a valuation allowance equal to the net deferred tax assets of the Company at December 31, 1999. Additionally, the Company's net operating loss carryforward could be limited by Section 382 of the Internal Revenue Code upon a change in the ownership of the Company of greater than 50%.

   The components of the deferred tax assets and liabilities are as follows as of December 31, 1999 and 2000:

                                                               1999                2000
                                                           ------------        ------------
   Deferred tax assets:
    Net operating loss carryforwards                        $ 5,191,000         $12,074,000
    Accounts receivable                                         233,000             376,000
    Other                                                        29,000              29,000
                                                            -----------         -----------
   Total deferred tax assets                                  5,453,000          12,479,000
   Deferred tax liabilities:
   Accelerated depreciation                                    (639,000)         (1,039,000)
                                                            -----------         -----------
   Valuation allowance                                       (4,814,000)         (6,100,000)
                                                            -----------         -----------
   Net deferred tax assets                                  $         0         $ 5,340,000
                                                            ===========         ===========

   The components of the Company's benefit for income taxes was primarily deferred federal and state benefits. The Company's effective tax rate differed from the statutory rate primarily due to the establishment of a valuation allowance against the deferred tax assets, as well as nondeductible meals and entertainment which represents less than 1% of the difference between the statutory rate and the effective rate for all periods presented. State taxes were approximately 4% per year. The Company has reduced the valuation allowance at December 31, 2000 and established a deferred tax asset as the Company expects to be able to utilize a portion of it's net operating loss carryforward to offset the gain related to the sale of certain of the Company's assets to The InterCept Group, Inc. (Note 12).


7. STOCK OPTIONS

   During 1998, 1999, and 2000, options to purchase shares of SLM Parent common stock were issued to various employees of the Company. The options vest ratably over 3 to 4 years and expire after 10 years.

   A summary status of the outstanding stock options and changes during the year is presented below:

                                                                                       Price           Weighted Average
                                                                    Shares             Range            Option Price
                                                                 -----------      -------------       -----------------
Outstanding at November 1, 1998                                           0
 Granted                                                            588,117        $       3.13              $3.13
                                                                    -------
Outstanding at December 31, 1997                                    588,117        $       3.13              $3.13
 Granted                                                            351,500        $4.43- $4.82              $4.71
                                                                    -------
Outstanding at December 31, 1998                                    939,617        $ 3.13-$4.82              $3.72
 Granted                                                              4,000        $       3.90              $3.90
 Terminated                                                          (4,000)       $       4.43              $4.43
                                                                    -------
Outstanding at December 31, 1999                                    939,617        $3.13- $4.82              $3.72
                                                                    =======

   Statement of Financial Accounting Standards No. 123

   During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

   The Company has elected to account for its stock based compensation plans under APB Opinion No. 25. Certain options were issued at a price less than fair value. The Company is recognizing the difference between the fair value and the exercise price as stock compensation expense ratably over the vesting period in accordance with APB Opinion No. 25. Approximately $97,000 and $83,000 of stock compensation expense was recorded in 1999 and 2000, respectively for options issued at less than fair market value. The Company has also computed, for pro forma disclosure purposes, the value of all options issued to its employees using the Black-Scholes option pricing model prescribed by SFAS No. 123 and the following weighted-average assumptions:

                                                    1998               1999             2000
                                                -----------         ----------       ----------
Risk-free interest rate                                 4.5%               5.2%             5.8%
Expected dividend yield                                   0%                 0%               0%
Expected lives                                   Five years         Five years       Five years
Expected volatility                                    83.6%              83.6%            83.6%

   The weighted average fair value of options for the stock granted to employees of the Company in 1998, 1999 and 2000 was $2.52, $2.75 and $3.23 per share, respectively. The total value of options for the SLM Parent common stock granted to employees of the

   Company during 1998, 1999 and 2000 was computed as approximately $1,480,000, $965,000 and $13,000, respectively, which would be amortized on a pro forma basis over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss would have been $516,000, $13,166,000, and $12,858,000 for the two months ended
   December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

   The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                                                                         Weighted
          Exercise                                            Weighted                    Average
           Price                      Number                  Average                   Contractual
           Range                     of Shares                 Price                  Life (in years)
        -----------                 -----------             -------------            -----------------
       $3.13-$4.43                    689,617                   $3.32                        8.0
        4.82- 4.82                    250,000                    4.82                        8.9

   At December 31, 2000, 525,161 options for SLM Parent common stock with a weighted average exercise price of $3.52 were exercisable by employees of the Company. In connection with the acquisition discussed in Note 12, these options were fully vested and were not assumed by The InterCept Group, Inc.

8. SHAREHOLDERS' EQUITY

   In 1998, one of Bankline's major shareholders who is also a customer purchased 750,000 of cumulative convertible preferred stock. The stock paid dividends at the prime rate and was convertible into shares of common stock at the greater of the liquidation value ($1.00 per share), plus accrued unpaid dividends divided by $3.19, or an amount based on multiple of earnings. The Company recorded related dividends of $23,000 during 1998. Dividends ceased at the purchase of Bankline in November of 1998.

9. COMMITMENTS AND CONTINGENCIES

   Operating Leases

   The Company leases various equipment and facilities under operating lease agreements. Rental expense for the period from January 1, 1998 to October 31, 1998, for the period from November 30, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 was $558,000, $276,000, $1.5
   million and $1.6 million, respectively. Future minimum annual obligations under these leases as of December 31, 2000 are as follows:

   2001                                                   $1,354,000
   2002                                                    1,200,000
   2003                                                      817,000
   2004                                                      488,000
   2005                                                      397,000
   Thereafter                                                194,000
                                                          ----------
       Total                                              $4,450,000
                                                          ==========

   The Company also leases equipment under capital leases. Future minimum lease payments as of December 31, 2000 are as follows:

   2001                                                   $ 282,000
   2002                                                      78,000
   2003                                                      30,000
   2004                                                      25,000
                                                          ---------
   Total future minimum lease payments
                                                            415,000
   Less amount representing interest                        (31,000)
                                                          ---------
   Present value of future minimum lease payments
                                                            384,000
                                                          ---------
       Less current portion                                (259,000)
                                                          ---------
       Noncurrent portion                                 $ 125,000
                                                          =========

    Litigation

    The Company is subject to litigation related to matters arising in the normal course of business. As of December 31, 2000, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

10. EMPLOYEE BENEFITS

    The Company maintains a defined contribution 401(k) savings plan. Employees may participate in the plan after completing 90 days of employment. The Company matches 25% of the first 5% of eligible wages contributed by employees. Contributions to the plan for the period from January 1, 1998 to October 31, 1998, for the period from November 1, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 were $35,000, $15,000, $271,000 and $93,000, respectively.

11. RELATED PARTY TRANSACTIONS

    The Company leases office space from an entity owned by an officer and former shareholder of Bankline. The lease requires monthly payments of approximately $33,000 through November 2006, with four five-year options to renew. Rent expense paid to the affiliate for the period from January 1, 1998 to October 31, 1998, for the period from

    November 1, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 was $201,000, $66,000, $397,000 and $397,000,
    respectively.

    On January 1, 1998, the Company purchased the minority interest of Bankline MidAmerica, Inc. held personally by one of the Company's stockholders in exchange for approximately $73,000.

12. SUBSEQUENT EVENTS

    On January 4, 2001 SLM Parent and the Company divested certain assets of the check item and back office processing portion of the Company. Total proceeds consisted of $40 million and 1,254,000 shares of the purchaser, The InterCept Group, Inc. ("InterCept"), valued at approximately $28.0 million. Of the $40 million, $5 million was advanced to SLM Parent in December 2000, $32.5 million was paid on January 4, 2001, and $2.5 million will be kept in escrow to satisfy unresolved contingencies existing at the closing date. Of the 1,254,000 shares, 609,000 were issued to SLM Parent at closing and 258,000 shares will be kept in escrow to satisfy unresolved contingencies existing at the closing date. The remaining 386,000 shares represent contingent consideration and are subject to continuation of the revenue stream associated with certain customers.

    The Company licenses core processing software, to InterCept for certain of its financial institutions. Revenues related to InterCept for the period from January 1, 1998 to October 1, 1998, the period from November 1, 1998 to December 31, 1998, and the years ended December 31, 1999 and 2000 totaled $167,000, $41,000, $182,000, and $148,000, respectively. As of December 31,
    1999 and 2000, InterCept owed approximately $76,000 and $76,000, respectively, to the Company which is included in accounts receivable in the accompanying financial statements. Deferred revenue of the Company as of December 31, 1999 and 2000 included approximately $0 and $89,000, respectively, representing payments for future services to InterCept.

    In connection with the acquisition of the Company by InterCept, the Company entered into a settlement agreement with one of its major customers which resulted in a net payment of approximately $421,000. All related amounts were fully accrued for as of December 31, 2000.